Exhibit 10.63

KonaRed Corporation

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

This Series B Preferred Stock Purchase Agreement (the “Agreement”) is made as of October 24, 2017 by and among KonaRed Corporation, a Nevada corporation (the “Corporation”), and Juan Gonzalo Camet Piccone, SFC Investment SA and GH Car Care, LLC.

Juan Gonzalo Camet Piccone, SFC Investment SA and GH Car Care, LLC are collectively referred to herein in the singular (and with neutral gender) as “Series B Investor.” All obligations, duties, representations, warranties and/or rights set forth herein as to Series B Investor shall be deemed to be joint and several obligations, duties, representations, warranties and/or rights of Juan Gonzalo Camet Piccone, SFC Investment SA and GH Car Care, LLC. Where (if anywhere) in this Agreement the context so requires, the term Series B Investor shall be deemed to refer to only one of, or to each separate one of respectively, Juan Gonzalo Camet Piccone, SFC Investment SA and GH Car Care, LLC and to obligations, duties, representations, warranties and/or rights of only one of, or to each separate one of respectively, Juan Gonzalo Camet Piccone, SFC Investment SA and GH Car Care, LLC. (Where the context requires or permits that such term refer to Juan Gonzalo Camet Piccone, SFC Investment SA and GH Car Care, LLC collectively and to obligations, duties, representations, warranties and/or rights of Juan Gonzalo Camet Piccone, SFC Investment SA and GH Car Care, LLC collectively, such term shall be deemed to so refer.)

The parties hereby agree as follows:

1.    PURCHASE AND SALE OF SERIES B PREFERRED STOCK.

1.1     Authorization of Series B Preferred Stock. The Corporation shall adopt and file with the Secretary of State of the State of Nevada on or before the Closing (as defined below) the Certificate of Designation for the Series B Preferred Stock in the form attached hereto within Exhibit B (the “Series B Certificate of Designation”).

1.2     Closing; Delivery. The closing of the transaction contemplated by this Agreement shall take place at the offices of Stradling Yocca Carlson & Rauth, A Professional Corporation, 4365 Executive Drive, Suite 1500, San Diego, California, at 10:00 a.m., on October 24, 2017, or at such other time and place as the Corporation and Series B Investor mutually agree upon, orally or in writing (which time and place are designated as the “Closing”). At the Closing, the Corporation shall deliver to Series B Investor (in the same proportions, as among the Series B Investor persons, as established on Exhibit A attached hereto) certificates representing the 252.17 shares of Series B Preferred Stock of the Corporation being issued, sold and purchased (the “Stock”), and the Series B Pre-Wired Warrant #1 and the Series B Pre-Wired Warrant #2, all against payment of an aggregate of $356,949 (in the same proportions, as among the Series B Investor persons, as established on Exhibit A attached hereto) by satisfaction of debt owed by the Corporation, checks payable to the Corporation or by wire transfers to a bank account designated by the Corporation.

1.3     Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Articles of Incorporation” means the Corporation’s articles of incorporation as amended to date and as supplemented by the Series A Certificate of Designation and Series B Certificate of Designation.

“Basket” has the meaning set forth in Section 7.1(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Plan” has the meaning set forth in Section 2.19.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authorization” shall mean any permit, license, registration, qualification, certificate, clearance, variance, waiver, exemption, certificate of occupancy, exception, franchise, entitlement, consent, confirmation, order, approval or authorization granted by any Governmental Entity.

“Governmental Entity” shall mean any federal, state or local government or body or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, administrative agency, commission or board.

“Hazardous Materials” has the meaning set forth in Section 2.21.

“Indemnified Party” has the meaning set forth in Section 7.1(b).

“Indemnifying Party” has the meaning set forth in Section 7.1(b).

“Legal Requirement” shall mean any federal, state or local law, statute, code, ordinance, regulation, code, order, judgment, writ, injunction, decision, ruling or decree promulgated by any Governmental Entity.

“Losses” has the meaning set forth in Section 7.1(a).

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operation of the Corporation, taken together as a whole.

“Related Party” has the meaning set forth in Section 2.11.

“SEC Reports” means the United States Securities and Exchange Commission.

“SEC Reports” means the Form 10-K and Form 10-Q periodic reports heretofore filed by the Corporation with the SEC pursuant to the Exchange Act.

“Securities” has the meaning set forth in Section 2.4.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Certificate of Designation” means the Certificate of Designation for the Corporation’s Series A Preferred Stock, in the form attached hereto within Exhibit B, as filed with the Nevada Secretary of State.

“Series A Preferred Stock Purchase Agreement” means the Series A Preferred Stock Purchase Agreement of even date herewith by and among the Corporation, Kona Holdings I LLC and Kona Holdings II LLC.

“Series B Certificate of Designation” has the meaning set forth in Section 1.1.

“Series B Investor Indemnitee” has the meaning set forth in Section 7.1(a).

“Third Party Claim” has the meaning set forth in Section 7.1(a).

2.   Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to Series B Investor that, except as set forth on a Schedule of Exceptions previously delivered separately by the Corporation to counsel for Series B Investor, which exceptions shall be deemed to modify these representations and warranties as if made hereunder (it being understood that for purposes of these representations and warranties, the phrase “to the Corporation’s knowledge” shall mean to the actual knowledge of Kyle Redfield and/or Shaun Roberts, and it being understood that for purposes of these representations and warranties, the term “the Corporation” shall include any subsidiaries of the Corporation, unless otherwise noted):

2.1     Organization, Good Standing and Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted. The Corporation is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect.

2.2     Capitalization. The authorized capital of the Corporation consists, or will consist, immediately before the Closing, of:

(a) 10,000 shares of Preferred Stock, of which 6,500 shares have been designated Series A Preferred Stock, none of which are issued and outstanding immediately before the Closing (other than 1,554.26 shares issued essentially simultaneously with the Closing pursuant to the closing under the Series A Preferred Stock Purchase Agreement), and of which 810 shares have been designated Series B Preferred Stock, none of which are issued and outstanding immediately before the Closing. The rights, privileges and preferences of the Series A Preferred Stock and the Series B Preferred Stock are as stated in the Articles of Incorporation.

(b) 877,500,000 shares of Common Stock, 217,623,221 shares of which are issued and outstanding immediately before the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with the Securities Act and all applicable state securities laws.

(c) Except for (i) the conversion privileges of the Stock, (ii) each of the instruments which is defined as an “Existing Derivative Security” under one or another of the series of “Existing Derivative Securities Warrants” within the contemplated Transaction Agreements as defined in the Series A Preferred Stock Purchase Agreement, (iii) a “Management Incentive Pool” consisting of 36,737,032 shares of Common Stock (of which, pursuant to arrangements contemplated by the parties hereto in connection with the Closing, 18,368,516 shares shall be subjected to stock options in favor of Kyle Redfield, 7,347,406 shares shall be subjected to stock options in favor of Shaun Roberts and 11,021,110 shares shall from time to time be used by the Corporation’s Board of Directors in its discretion for issuance of compensatory/incentivization restricted stock, stock options and other derivative securities to employees, officers, consultant and other third party service providers (but expressly excluding Venice Brands, LLC and Greg Willsey as potential recipients of any compensatory/incentivization restricted stock, stock options and other derivative securities whatever)), and (iv) other agreements expressly contemplated by the Series A Preferred Stock Purchase Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase, redemption or acquisition from the Corporation of any shares of its capital stock. (For avoidance of doubt: the preceding sentence’s exclusion of Venice Brands, LLC and Greg Willsey as potential recipients of any compensatory/incentivization restricted stock, stock options and other derivative securities shall be deemed not to prohibit the issuance of the various Warrants expressly contemplated by the Series A Preferred Stock Purchase Agreement and, further for the avoidance of doubt, shall be deemed not to prohibit the issuance of the Venice Brands Warrant or to affect the “5%” calculation as expressly set forth within the Venice Brands Warrant.)

2.3    Subsidiaries. The Corporation does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Corporation is not a participant in any joint venture, partnership or similar arrangement.

2.4     Authorization. All corporate action on the part of the Corporation, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Corporation hereunder and the authorization, issuance and delivery of the Stock and the Common Stock issuable upon conversion of the Stock (together, the “Securities”) has been taken or will be taken before the Closing, and this Agreement, when executed and delivered by the Corporation, shall constitute a valid and legally binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5     Valid Issuance of Securities. The Stock, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by Series B Investor. Based in part upon the representations of Series B Investor in Section 3 of this Agreement and subject to the provisions of Section 2.6 below, the Stock will be issued in compliance with the Securities Act and all applicable state securities laws. The Corporation covenants that it will take no action between the date of this Agreement and the date of the Closing that would cause the failure of such compliance. The Common Stock issuable upon conversion of the Stock has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Series B Certificate of Designation, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by Series B Investor. Based in part upon the representations of Series B Investor in Section 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Stock will be issued in compliance with the Securities Act and all applicable federal and state securities laws.

2.6     Governmental Consents and Filings. Assuming the accuracy of the representations made by Series B Investor in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Entity is required on the part of the Corporation in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Section 25102(f) of the California Corporations Code.

2.7    Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Corporation’s knowledge, currently threatened against the Corporation or any of its officers or directors (a) that questions the validity of the Transaction Agreements or the right of the Corporation to enter into them, or to consummate the transactions contemplated thereby, or (b) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (c) that would reasonably be expected to result in any change in the current equity ownership of the Corporation. Neither the Corporation nor, to the Corporation’s knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Corporation pending or which the Corporation intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Corporation) involving the prior employment of any of the Corporation’s employees, their use in connection with the Corporation’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8     Intellectual Property. The Corporation owns or possesses sufficient legal rights to all trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes and, to the Corporation’s knowledge, all patents, in each instance as used by it in connection with its business, which represent all intellectual property rights necessary to the conduct of the Corporation’s business as now conducted and as presently contemplated to be conducted, without any known conflict with, or infringement of, the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Corporation bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. The Corporation has not received any communications alleging that the Corporation has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, domain names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. The Corporation is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of the Corporation or that would conflict with the Corporation’s business. Neither the execution or delivery of the Agreement, nor the carrying on of the Corporation’s business by the employees of the Corporation, nor the conduct of the Corporation’s business as proposed, will, to the Corporation’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Corporation does not believe it is or will be necessary to use any inventions of any of its employees made before or outside the scope of their employment by the Corporation. To the Corporation’s knowledge, no product or service marketed or sold by the Corporation violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

2.9     Violations and Defaults.

(a) The Corporation is not in violation or default of any provisions of its original articles of incorporation, Series A Certificate of Designation, Series B Certificate of Designation or Bylaws. The Corporation is not in violation or default of any provision of federal or state statute, rule or regulation applicable to the Corporation, the violation of which would reasonably be expected to have a Material Adverse Effect, or of any judgment, order, writ, or decree,. The execution, delivery and performance of the Agreements by the Corporation and the consummation of the transactions contemplated hereby by the Corporation will not result in any such violation or be in conflict with or constitute, with or without the passage of time and/or giving of notice, either a default under any such provision, judgment, order, writ, decree or contract or statute, rule or regulation or an event which results in the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Corporation.

(b) The execution, delivery and performance of the Agreement by the Corporation and the consummation of the transactions contemplated hereby by the Corporation will not, with or without the passage of time and/or giving of notice, violate or constitute a breach of or a default under any agreement, contract, instrument, note, indenture, mortgage or lease to which the Corporation is a party or by which the Corporation is bound or constitute an event which results in the creation of any lien, charge or encumbrance upon any assets of the Corporation.

2.10   Agreements; Actions.

(a) The Schedule of Exceptions includes a list of all agreements which are material to the Corporation. The Corporation has made available to counsel for Series B Investor true, correct and complete copies of each such agreement.

(b) Other than the transactions referred to in or contemplated by this Agreement, there are no agreements, understandings or proposed transactions between the Corporation and any of its officers, directors, affiliates, or any affiliate thereof.

(c) Except for this Agreement and matters referred to in or contemplated by this Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Corporation is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Corporation in excess of, $200,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Corporation other than the license to the Corporation of generally commercially available “off-the-shelf” third-party products, or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect the Corporation’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(d) The Corporation has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed individually in excess of $100,000, (iii)  incurred any other liabilities individually in excess of $10,000 except in the ordinary course of business, (iv) made any loans or advances (still unrepaid) to any person, other than ordinary advances for travel expenses, or (v) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(e) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Corporation has reason to believe are affiliated with that person or entity) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.

2.11   Related-Party Transactions. Except for matters referred to in this Agreement, no employee, officer or director of the Corporation (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has an ownership interest or otherwise controls, is indebted to the Corporation, nor is the Corporation indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Corporation’s knowledge, none of such persons have any direct or indirect ownership interest in any firm or corporation with which the Corporation is affiliated or with which the Corporation has a business relationship, or any firm or corporation that competes with the Corporation, except that Related Parties and members of their immediate families may own stock in (but not exceeding 1% of the outstanding capital stock of) publicly traded companies that may compete with the Corporation. To the Corporation’s knowledge, except for matters referred to in this Agreement no Related Party or member of their immediate families is directly or indirectly interested in any material contract with the Corporation. The Corporation is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.12   Voting Rights. To the Corporation’s knowledge, except in the Stockholders Agreement contemplated by the Series A Preferred Stock Purchase Agreement, no stockholder of the Corporation has entered into any agreements with respect to the voting of capital shares of the Corporation.

2.13   Title to Property and Assets. The Corporation owns its property and assets free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Corporation’s ownership or use of such property or assets. With respect to the property and assets it leases, the Corporation is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than to the lessors of such property or assets.

2.14   Financial Statements.

(a) The financial statements included in the SEC Reports (i) have been prepared in accordance with US generally accepted accounting principles applied on a consistent basis for the periods covered thereby, except that the quarterly financial statements are subject to normal year-end audit adjustments; (ii) have been derived from the books and records of the

Corporation; and (iii) present fairly in all material respects the financial condition, results of operations and cash flows of the Corporation, as of the dates thereof and for the periods covered thereby (with respect to the quarterly financial statements, subject to normal year-end audit adjustments). The Corporation maintains a standard system of accounting established and administered in accordance with US generally accepted accounting principles.

(b) The unaudited balance sheet and income statement of the Corporation for the 12 months ended August 31, 2017, as previously made available to the Series B Investors upon request, (i) have been prepared in accordance with US generally accepted accounting principles applied on a consistent basis for the periods covered thereby, except that they are subject to normal year-end audit adjustments and except that they do not include the financial statements Notes called for by US generally accepted accounting principles; (ii) have been derived from the books and records of the Corporation; and (iii) present fairly in all material respects the financial condition, results of operations and cash flows of the Corporation, as of the dates thereof and for the periods covered thereby (subject to normal year-end audit adjustments and except that they do not include the financial statements Notes called for by US generally accepted accounting principles).

(c) The spreadsheet showing the Corporation’s sales, for the 12 months ended August 31, 2017, to the respective companies which were its top 10 customers during the 12 months ended August 31, 2017, as previously made available to the Series B Investors upon request, is complete and accurate in all material respects.

(d) The Corporation’s budget and forecast for the 12 months beginning October 1, 2017, as previously made available to the Series B Investors upon request, was prepared by the Corporation based upon good faith estimates and assumptions believed by the Corporation to be reasonable at the time made, it being recognized by VB that projections as to future events are not to be viewed as facts and that actual results during the 12 months beginning October 1, 2017 may differ from the projected results.

2.15   SEC Filings. The Company has filed all required SEC Reports with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002. As of their respective filing dates (and taking into account any amendment thereof filed with the SEC, the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to such SEC Reports and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.16   Changes. Since June 30, 2017, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Corporation, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, that constitutes a Material Adverse Effect;

(c) any waiver or compromise by the Corporation of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Corporation, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Corporation or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any sale, assignment or transfer by the Corporation of any patents, trademarks, copyrights, trade secrets or other intangible assets by the Corporation;

(h) any resignation or termination of employment of any officer or key employee of the Corporation;

(i) any material change in a contingent obligation of the Corporation by way of guaranty, endorsement, indemnity, warranty or otherwise;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Corporation, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Corporation’s ownership or use of such property or assets;

(k) any loans or guarantees made by the Corporation to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l) any declaration, setting aside or payment or other distribution in respect to any of the Corporation’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Corporation;

(m) to the Corporation’s knowledge, any other event or condition of any character, other than events affecting the economy or the Corporation’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Corporation to do any of the things described in this Section 2.16.

2.17   Tax Returns and Payments. All material tax returns required to have been filed by or in respect of the Corporation (as any deadlines for filing may have been extended by duly filed applications for extension) have been timely filed. All such tax returns were true, correct and complete in all material respects. All taxes due and owing by the Corporation have been timely paid. The Corporation has timely withheld and paid to the appropriate Governmental Entity all taxes required to have been withheld and paid by it, including in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed. The Corporation is not a “United States real property holding corporation” within the meaning of the Code and any applicable regulations promulgated thereunder.

2.18   Labor Agreements and Actions. The Corporation is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Corporation’s knowledge, has sought to represent any of the employees, representatives or agents of the Corporation. There is no strike or other labor dispute involving the Corporation pending, or to the Corporation’s knowledge threatened, which could have a Material Adverse Effect, nor is the Corporation aware of any labor organization activity involving its employees. The Corporation is not aware that any officer or key employee intends to terminate their employment with the Corporation, nor does the Corporation have any present intention to terminate the employment of any officer or key employee. The employment of each officer and employee of the Corporation is terminable at the will of the Corporation, subject to Section 6.1 hereof. The Corporation has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.

2.19   Employee Benefits.

(a) The Corporation has provided to counsel for Series B Investor a complete and accurate list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other material employee plan or agreement maintained by the Corporation and with respect to which the Corporation would reasonably be expected to have any material liability (each, a “Corporation Plan”). The Corporation has made available to counsel for Series B Investor correct and complete copies of (i) each Corporation Plan (or, in the case of any such Corporation Plan that is unwritten, descriptions of the material terms thereof), (ii) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect to each Corporation Plan (if any such report was required), (iii) the most recent summary plan description for each Corporation Plan for which such summary plan description is required and (iv) each material trust agreement and insurance or group annuity Contract relating to any Corporation Plan. Each Corporation Plan maintained, contributed to or required to be contributed to by the Corporation has been administered in all material respects in accordance with its terms. The Corporation and all the Corporation Plans are all in material compliance with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements. The Corporation has not contributed or been obligated to contribute to an “employee benefit plan” subject to Title IV of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA.

(b) The Corporation has no material liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof under Corporation Plans, other than as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Legal Requirement.

(c) There are no pending or, to the Corporation’s knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Corporation Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Corporation or any employee or administrator thereof in connection with the existence, operation or administration of a Corporation Plan, other than routine claims for benefits.

2.20   Compliance.

(a) The Corporation is in compliance with all Legal Requirements applicable to the Corporation, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Corporation holds all Governmental Authorizations necessary for the lawful conduct of their respective businesses, and all such Governmental Authorizations are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Corporation is in compliance with the terms of all Governmental Authorizations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) All facilities operated by the Corporation have been operated in compliance with the Federal Food Drug and Cosmetic Act and regulations and guidelines thereunder to the extent applicable, and all similar Legal Requirements applicable to the operation of the business and operations of the Corporation, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No “Bad Actor” disqualifying event described in Rule 506(d)(1)(i) to (viii) of the Securities Act (a “ Disqualification Event ”) is applicable to the Corporation, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) is applicable.

2.21   Environmental, Health and Safety Laws. The Corporation is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, except for violations which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Corporation or, to the Corporation’s knowledge, by any other person or entity on any property owned, leased or used by the Corporation. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

2.22   Product Liability. There is no claim for product liability pending or overtly threatened in writing against the Corporation.

2.23   Insurance. The Corporation has provided to Series B Investor a true, complete and correct summary of all insurance policies now maintained by or on behalf of the Corporation or with respect to its properties and assets, including the policy number, type and period of coverage, limit, retention, and premium along with all currently pending claims thereunder. With respect to each such insurance policy: (a) the policy is in full force and effect; (b) neither the Corporation or, to the Corporation’s knowledge, any insurer, is in material breach or default (including with respect to the payment of premiums) thereunder; (c) the full policy limits in such insurance policies are, subject to applicable deductibles and less claims paid, available and unimpaired; and (d) such insurance policies conform to all material contractual obligations of the Corporation with respect to insurance. The Corporation has not received any notification of cancellation, termination, revocation or material modification with respect to any insurance policy within the past 3 years. There are no claims pending under any insurance policy as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has made any reservation of rights or advised in writing that it intends to deny.

2.24   Suppliers and Customer Relationships.

(a) The Corporation has provided to counsel for Series B Investor a complete and accurate list of the Corporation’s top 10 suppliers (by aggregate cost of purchases from such suppliers) for the year ended December 31, 2016. Since January 1, 2017, the Corporation has not received any formal notice from any such top 10 supplier or any other person to the effect that such top 10 supplier desires or intends to stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to the Corporation.

(b) The Corporation has provided to counsel for Series B Investor a complete and accurate list of the Corporation’s top 15 customers (including any resellers of the Corporation’s products) (by aggregate revenue attributable to such customers), for the year ended December 31, 2016. Since January 1, 2017, the Corporation has not received any formal notice from any such top 15 customer or any other person to the effect that such top 15 customer desires or intends to stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services from the Corporation.

2.25   Confidential Information and Invention Assignment Agreements. Each employee, consultant and officer of the Corporation has executed an agreement with the Corporation regarding confidentiality and proprietary information substantially in the form or forms delivered to counsel for Series B Investor. The Corporation is not aware that any of its employees or consultants is in violation thereof, and the Corporation will use commercially reasonable efforts to prevent any such violation.

2.26   Corporate Documents. The Articles of Incorporation, Series A Certificate of Designation, Series B Certificate of Designation and Bylaws of the Corporation are in the form provided to counsel for Series B Investor. The copy of the minute books of the Corporation provided to Series B Investor’s counsel contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes accurately in all material respects.

3.    REPRESENTATIONS AND WARRANTIES OF Series B Investor. Series B Investor hereby represents and warrants to the Corporation that:

3.1     Authorization. Series B Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Series B Investor, will constitute valid and legally binding obligations of Series B Investor, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2     Violation and Default.

(a) The execution, delivery and performance by Series B Investor of this Agreement and the consummation of the transactions contemplated hereby by Series B Investor will not result in any violation or be in conflict with or constitute, with or without the passage of time and/or giving of notice, a default under any provision of Series B Investor’s organizational documents (if applicable) or any judgment, order, writ, decree or contract or federal or state statute, rule or regulation.

(b) The execution, delivery and performance by Series B Investor of this Agreement and the consummation of the transactions contemplated hereby by Series B Investor will not, with or without the passage of time and/or giving of notice, violate or constitute a breach of or a default under any agreement, contract, instrument, note, indenture, mortgage or lease to which Series B Investor is a party or by which Series B Investor is bound or constitute an event which results in the creation of any lien, charge or encumbrance upon any assets of Series B Investor.

3.3     Purchase Entirely for Own Account. This Agreement is made with Series B Investor in reliance upon Series B Investor’s representation to the Corporation, which by Series B Investor’s execution of this Agreement Series B Investor hereby confirms, that the Securities to be acquired by Series B Investor will be acquired for investment for Series B Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Series B Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Series B Investor further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.4     Disclosure of Information. Series B Investor believes it has received all information it considers necessary or appropriate for deciding whether to purchase the Securities. Series B Investor further represents that it has had an opportunity to ask questions and receive answers from the Corporation regarding the terms and conditions of the offering of the Stock and the business, properties, prospects and financial condition of the Corporation. The foregoing, however, does not limit or modify the representations and warranties of the Corporation in Section 2 of this Agreement or the right of Series B Investor to rely on such representations and warranties.

3.5     Restricted Securities. Series B Investor understands that the Securities will be characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from the Corporation in a transaction not involving a public offering, and that under such laws and applicable regulations such Securities may not be resold without registration under the Securities Act, except in certain limited circumstances. In this connection, Series B Investor represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Series B Investor acknowledges that the Corporation has no obligation to register or qualify the Securities for resale. Series B Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Corporation that are outside Series B Investor’s control, and which the Corporation is under no obligation to satisfy and may not even be able to satisfy.

3.6     No Liquid Public Market. Series B Investor understands that the Corporation is “going dark.” Series B Investor understands that the Corporation has made no assurances that a liquid public market will ever exist for the Securities after the Closing.

3.7     Series A Deal Is Significantly Better Than Series B. Series B Investor is familiar with the Series A Preferred Stock Purchase Agreement and understands that although it has some similarity to this Agreement, and although the Series A Certificate of Designation has some similarity to the Series B Certificate of Designation, in fact the Series B Preferred Stock is in some ways materially inferior to the rights of the Series A Preferred Stock and in addition the investors under the Series A Preferred Stock Purchase Agreement are obtaining substantially greater rights and other securities (e.g., through the Transaction Agreements, as defined in the Series A Preferred Stock Purchase Agreement) than the Series B Investor is obtaining under this Agreement – even though the investors under the Series A Preferred Stock Purchase Agreement are paying the same price per share of Series A Preferred Stock pursuant to the Series A Preferred Stock Purchase Agreement as the Series B Investor is paying per share of Series B Preferred Stock pursuant to this Agreement.

3.8     Legends. Series B Investor understands that the Securities and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in or required by any other section of this Agreement.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

3.9    No “Bad Actor” Disqualification Events. Neither (a) Series B Investor, (b) any of Series B Investor’s directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (c) any beneficial owner of any of the Corporation’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by Series B Investor is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Corporation.

3.10   Accredited Investor. Series B Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.11   No General Solicitation. Neither Series B Investor, nor any of its officers, employees, agents, directors, stockholders or partners has engaged the services of a broker,

investment banker or finder to contact any potential investor nor has Series B Investor or any of Series B Investor’s officers, employees, agents, directors, stockholders or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor. Neither Series B Investor, nor any of its officers, directors, employees, agents, stockholders or partners has (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Stock.

3.12   Exculpation. Series B Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Corporation and its officers and directors, in making its investment or decision to invest in the Corporation.

4.    Conditions of Series B Investor’s Obligations at Closing. The obligations of Series B Investor to the Corporation at the Closing under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, but the occurrence of the Closing shall be conclusively deemed to evidence that each of such conditions has, if not satisfied, been waived by Series B Investor:

4.1     Representations and Warranties. The representations and warranties of the Corporation contained in (a) Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7 shall be true and correct (disregarding all qualifications or limitations as to materiality or Material Adverse Effect) on and as of the Closing and (b) all other subsection if Section 2 shall be true and correct in all material respects on and as of the Closing, in each case with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2     Performance. The Corporation shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3     Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities at the Closing pursuant to this Agreement shall be obtained and effective as of the Closing.

4.4     No Prohibition. No order, injunction or decree (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction or other applicable Legal Requirement shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the Closing.

4.5     Conflicting Agreements. The Corporation shall have procured amendments, consents and/or waivers which resolve all violations, breaches and defaults identified in the Schedule of Exceptions with respect to Section 2.9(b), or Series B Investor shall be otherwise reasonably satisfied with the Corporation’s dealings in respect of such matters.

4.6     Series A and Series B Certificate of Designation. The Corporation shall have filed the Series A Certificate of Designation and the Series B Certificate of Designation with the Secretary of State of Nevada before the Closing, each of which shall continue to be in full force and effect as of the Closing Date.

4.7     Series A Preferred Stock Purchase Agreement. The Series A Preferred Stock Purchase Agreement shall have been executed and delivered by all parties thereto and the closing contemplated by the Series A Preferred Stock Purchase Agreement shall have occurred.

4.8     Warrants. The Corporation shall have executed and delivered to Series B Investor the Series B Pre-Wired Warrant #1 and the Series B Pre-Wired Warrant #2, in substantially the respective forms attached as Exhibit C and Exhibit D.

4.9     Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Series B Investor, and Series B Investor (or Series B Investor’s counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

5.    Conditions of the Corporation’s Obligations at Closing. The obligations of the Corporation to Series B Investor under this Agreement at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, but the occurrence of the Closing shall be conclusively deemed to evidence that each of such conditions has, if not satisfied, been waived by the Corporation:

5.1     Representations and Warranties. The representations and warranties of Series B Investor contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2     Performance. All covenants, agreements and conditions contained in this Agreement to be performed by Series B Investor on or before the Closing shall have been performed or complied with in all material respects.

5.3     Series A Preferred Stock Purchase Agreement. The Series A Preferred Stock Purchase Agreement shall have been executed and delivered by all parties thereto and the closing contemplated by the Series A Preferred Stock Purchase Agreement shall have occurred.

5.4     NDA. The Series B Investor persons shall have executed and delivered to the Corporation the nondisclosure/nonuse letter agreement contemplated by Section 8.15.

5.5     Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities at the Closing pursuant to this Agreement shall be obtained and effective as of the Closing.

5.6     No Prohibition. No order, injunction or decree (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction or other applicable Legal Requirement shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the Closing..

6.    SERVICE-PROVIDER MATTERS

6.1     Employment Agreement and Consulting Agreement. The parties acknowledge that in connection with this Agreement the Corporation is entering into an employment letter agreement with Kyle Redfield and a consulting letter agreement with The Roberts Group,, LLC (in respect of consulting services to be provided by Shaun Roberts. Such letter agreements have been made available for review by counsel for Series B Investor and are acceptable to Series B Investor.

7.    INDEMNIFICATION AND LIMITATION OF LIABILITY

7.1     Indemnification.

(a) Indemnification of Series B Investor, Etc. Subject to this Section 7, the Corporation agrees to indemnify, hold harmless and defend Series B Investor and its affiliates, and each of their respective directors, officers, managers, employees and agents (each a “Series B Investor Indemnitee”) from and against any and all losses, damages, liabilities, judgments, liabilities, settlements, penalties, fines, costs and expenses (collectively, “Losses”) (i) payable to third parties, incurred by Series B Investor Indemnitees in connection with any and all suits, actions, investigations, claims or demands of a third party (collectively, “Third Party Claims”), or (ii) incurred by Series B Investor directly, in either case relating to or arising from (x) the Corporation’s breach of this Agreement, including without limitation any of its covenants, representations and warranties set forth herein; (y) any breach or violation of any applicable law by the Corporation or its affiliates, or any of their respective officers, directors, employees or agents, in connection with the activities contemplated by this Agreement; or (z) the willful misconduct of the Corporation or its affiliates or any of their respective officers, directors, managers, employees or agents; and for each of subsections (x)-(z), all except to the extent that such Losses are primarily caused by a Series B Investor Indemnitee’s breach of applicable law, breach of this Agreement, or willful misconduct.

(b) Indemnification Procedure – Third Party Claims. The party or other Indemnitee intending to claim indemnification under this Section 7.1 (an “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) of any Third Party Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Third Party Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and participate in the defense thereof, with the fees and expenses to (unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party) be paid at its own expense. Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties. If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Third Party Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the reasonable fees and expenses of counsel retained by the Indemnified Party and all other reasonable expenses of investigation and litigation. The Indemnifying Party shall not be liable for the indemnification of any Third Party Claim settled (or resolved by consent to the entry of judgment) by the Indemnified Party without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Third Party Claim, the Indemnifying Party shall have the right to settle such Third Party Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Third Party Claim unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person or entity by an Indemnified Party, no requirement that the Indemnified Party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(c) Cooperation in Defense. Regardless of who controls the Third Party Claim defense, the other party hereto shall reasonably cooperate in the defense as may be requested. Without limitation, the party hereto which is not the Indemnifying Party and (if different) the Indemnified Party, and their respective directors, officers, managers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Third Party Claim.

(d) Expenses. As the parties intend complete indemnification, all reasonable costs and expenses of enforcing any provision of this Section 7.1 shall also be reimbursed by the Indemnifying Party.

(e) Basket. Notwithstanding anything in this Agreement to the contrary (but, subject to Section 7.1(g)), the Corporation shall have no obligation to indemnify the Series B Investor Indemnitees in respect of any Losses for which indemnification is claimed under Section 7.1 with respect to Section 2, unless and until the aggregate of such Losses arising under Section 7.1 with respect to Section 2 exceeds $50,000 (the “Basket”), at which point (subject to all the limitations and clarifications set forth in this Section 7) the Corporation will be obligated to indemnify the Series B Investor Indemnitees from and against all such Losses arising under Section 7.1 (i.e., from Dollar 1 of Losses).

(f) De Minimis. Notwithstanding anything in this Agreement to the contrary, the Corporation shall have no obligation to indemnify the Series B Investor Indemnitees in respect of any individual instance (or series of instances resulting from the same facts and circumstances) of Losses for which indemnification is claimed under Section 7.1 with respect to Section 2 if the Losses associated with such individual instance (or series of instances resulting from the same facts and circumstances) are less than $20,000 (the “De Minimis Claim Amount”), it also being understood that any such individual instance (or series of instances resulting from the same facts and circumstances) for amounts less than the De Minimis Claim Amount shall be ignored in determining whether the Basket has been exceeded and thereafter.

(g) No Sandbagging. Notwithstanding anything in this Agreement to the contrary, to the extent Series B Investor had actual knowledge as of the time of the execution and delivery of this Agreement of any breach or failure to be true as of the date hereof of any representation or warranty made by the Corporation under Section 2 of this Agreement, then no Series B Investor Indemnitee may bring a claim for indemnification for any Losses under this Section

7 (or any claim for any other right or remedy) arising out of such breach or failure to be true (to the extent of the known breach or failure to be true, including magnitude thereof).

(h) Mitigation. Following the Closing, each Series B Investor Indemnitee shall take all commercially reasonable actions to mitigate all Losses incurred or reasonably expected to be incurred by it or any Series B Investor Indemnitee that it controls upon becoming aware of any fact, event or circumstance that has resulted in, or would reasonably be expected to give rise to, any such Loss. The Series B Investor Indemnitees shall cooperate with the Corporation and each other with respect to resolving any claim or liability underlying any Loss with respect to which an Indemnifying Party is obligated to indemnify any Series B Investor Indemnitee hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. Any failure to mitigate pursuant to this Section 7.1(h) in and of itself shall not preclude any Series B Investor Indemnitee’s right to recover hereunder except to the extent of the portion of a Loss that could have been mitigated.

7.2     Exclusive Remedy. Following the Closing, except (a) for specific performance or other injunctive relief to which Series B Investor hereto may be entitled pursuant to this Agreement (including with respect to any covenants, agreements and obligations that by their terms contemplate performance following Closing), and (b) as may be otherwise expressly provided hereunder, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the subject matter hereof shall be the rights of indemnification set forth in Section 7.1, subject to such restrictions as set forth herein (e.g., as to cap, Basket and De Minimis Claim Amount), and Series B Investor will not have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by Series B Investor to the fullest extent permitted by law.

7.3     Limitation of Liability. In no event shall the Corporation or its affiliates or its or their directors, officers, employees, managers, consultants or agents be responsible or liable in connection with this Agreement for any special, indirect, punitive, incidental or consequential damages or lost profits, lost savings, lost business or interruption of business to Series B Investor or any other individual or entity regardless of the form of action or legal theory and whether in contract, tort, strict liability or otherwise, and regardless of whether Series B Investor or such other individual or entity may have been advised of the possibility of such damage. In addition, in no event shall the Corporation’s total aggregate liability for breaches of this Agreement exceed the amount actually paid by Series B Investor to the Corporation pursuant to this Agreement.

8.    MISCELLANEOUS.

8.1     Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, including transferees of any Securities. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2     Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

8.3    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.4     Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the courts of the State of California located in Los Angeles County or the courts of the United States of America for the Central District of California located in Los Angeles County, and appellate courts thereof, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Los Angeles County, California, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Los Angeles County, California as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Los Angeles County, California as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.5     Counterparts. This Agreement may be executed and delivered in electronically transmitted counterparts, each of which shall be deemed an original and all of which together shall constitute one duly executed and delivered instrument.

8.6     Notices. Any notice, report, request, approval or consent required or permitted by this Agreement shall be in writing and shall be addressed to the party to be notified at such party’s mailing address or email address as set forth below on the signature page or on Exhibit A hereto, and (a) if to the Corporation, with a copy to Stradling Yocca Carlson & Rauth, A Professional Corporation, 4365 Executive Drive, Suite 1500, San Diego, CA 92121; attn: Hayden Trubitt, or (b) if to Series B Investor, with a copy to Spring Street Business Law, 634 S. Spring Street, Los Angeles, CA 90014; attn: Tony Borrego;

or, in each case, to the most recent mailing address or email address, specified by written notice, given to the sender pursuant to this Section.

Any such written notice, report, request, approval or consent shall be deemed to have been given on the earliest of (a) actual receipt, or (b) if personally delivered to the party to whom notice is to be given, the date of delivery, or (c) if sent by email, the date of transmission, if sent to such email address before 5:00 p.m. at the location of receipt on a business day, or the first business day after the date of transmission, if sent to such email address at or after 5:00 p.m. at the location of receipt on a business day or on a day that is not a business day, or (d) if sent by overnight courier and addressed as set forth above, the next business day after the date of deposit with such courier (by the courier’s stated time for enabling next-business-day delivery), or if deposited after such stated time shall be deemed to be the second business day after the date of deposit, or (e) if sent in the United States by United States certified mail, return receipt requested, postage prepaid and addressed as set forth above, on the fifth business day after such mailing.

8.7     Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Series B Investor agrees to indemnify and to hold harmless the Corporation from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Series B Investor or any of its officers, employees, or representatives is responsible. The Corporation agrees to indemnify and hold harmless Series B Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Corporation or any of its officers, employees or representatives is responsible.

8.8     Fees and Expenses. Each party shall bear its own expenses in the negotiation, preparation and performance of this Agreement.

8.9     Attorney’s Fees. If any action at law or in equity or any arbitration action is necessary to enforce (or defend against enforcement of) or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10   Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Corporation and the holders of at least a majority of the Common Stock issued or issuable upon conversion of the Stock and a majority of the persons who are then serving as Series A Preferred Directors. Any amendment or waiver effected in accordance with this Section shall be binding upon each person within Series B Investor and each transferee of the Securities, each future holder of any or all such Securities, and the Corporation.

8.11   Severability. This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law;

but if any provision of this Agreement is determined by a final and binding court or arbitration judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision).

8.12   Further Assurances. The parties hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and instruments and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

8.13   Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against either party because that party or its attorney drafted the provision. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns.

8.14   Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.15   No Commitment for Additional Financing. The Corporation acknowledges and agrees that no Series B Investor party has made any representation, undertaking, commitment or agreement to provide or assist the Corporation in obtaining any financing, investment or other assistance, other than the purchase of the Stock as set forth herein and subject to the conditions set forth herein.  In addition, the Corporation acknowledges and agrees that (i) no statements, whether written or oral, made by any Series B Investor or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Corporation in obtaining any financing or investment, (ii) the Corporation shall not rely on any such statement by any Series B Investor or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Corporation in obtaining any financing or investment may only be created by a written agreement, signed by a Series B Investor and the Corporation, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement.  Each Series B Investor party shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Corporation, and shall have no obligation to assist or cooperate with the Corporation in obtaining any financing, investment or other assistance.

8.16   Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof, and any and all other prior or contemporaneous commitments, understandings and agreements, written or oral, relating to the subject matter hereof and thereof are expressly superseded; provided, however, for avoidance of doubt, each nondisclosure/nonuse letter agreement between or among the Corporation and any or all Series B Investor persons is not superseded and remains in full force and effect. Each party disclaims any reliance on any representation, warranty, promise, commitment, arrangement or understanding not set forth expressly in this Agreement.   Each party has made no promises, representations, warranties, covenants, or undertakings, other than those expressly set forth herein, to induce the other party to execute or authorize the execution of this Agreement, and each party acknowledges that it has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation, warranty, covenant or undertaking not expressly contained herein.

8.17   Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR BEFORE THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

 [Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

CORPORATION:

KONARED CORPORATION

By:  /s/ Kyle Redfield

Name: Kyle Redfield

Title: President

Address: 1101 Via Callejon, Suite 200

San Clemente, CA 92673

Email: kyle@konared.com

SERIES B INVESTOR:

JUAN GONZALO CAMET PICCONE

 /s/ Juan Gonzalo Camet Piccone

SFC INVESTMENT SA

By:  /s/ Santiago Fernández

Name: Santiago Fernández

Title: President

GH CAR CARE, LLC

By:  /s/ William L. Driscoll

Name: William L. Driscoll

Title: President

EXHIBITS

Exhibit A - Schedule of Investors

Exhibit B - Forms of Series A Certificate of Designation and Series B Certificate of Designation

Exhibit C - Form of Series B Pre-Wired Warrant #1

Exhibit D - Form of Series B Pre-Wired Warrant #2

EXHIBIT A

SCHEDULE OF INVESTORS

Investor Name and Address	Number of Series B Shares Purchased at Closing	Total Purchase Price for Series B Shares Purchased at Closing	Proportion

Juan Gonzalo Camet Piccone Castillo de Malpica 108; 28691, Villanueva de la Canada; Madrid, Spain Email: gonzalo.kred@gmail.com	144.10	$203,968*	57.14%
SFC Investment SA Torre SFC, Piso 24, Calle 55, Obarrio, Panama Email: santiago.fernandez@sfc.com.pa	72.75	$102,981*	28.85%
GH Car Care, LLC 1145 Broadway Plaza, Suite 1500, Tacoma, WA 98402 Email: BillDriscoll@lincolnparkpartners.com	35.32	$50,000	14.01%

TOTAL	252.17	$356,949	100%

* Payable in the form of full satisfaction of debt (inclusive of any accrued interest) owed by the Corporation.

EXHIBIT B

FORM OF
SERIES A CERTIFICATE OF DESIGNATION AND FORM OF
SERIES B CERTIFICATE OF DESIGNATION

EXHIBIT C

FORM OF SERIES B PRE-WIRED WARRANT #1

EXHIBIT D

FORM OF SERIES B PRE-WIRED WARRANT #2